EXHIBIT 99.1

Community West Bancshares 3Q2018 Earnings Increase 52.4% Year-Over-Year to $2.4 Million; Book Value Per Common Share Increases to $9.13; Declares Quarterly Cash Dividend of $0.05 Per Common Share

GOLETA, Calif., Oct. 26, 2018 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today reported net income increased 52.4% to $2.4 million, or $0.27 per diluted share, in the third quarter of 2018 (3Q18), compared to $1.6 million, or $0.18 per diluted share in the third quarter of 2017 (3Q17) and increased 26.9% when compared to $1.9 million, or $0.21 per diluted share, the second quarter of 2018 (2Q18).

In the first nine months of 2018, net income increased 35.5% to $6.1 million, or $0.69 per diluted share, compared to $4.5 million, or $0.52 per diluted share, in the first nine months of 2017.

“Our record third quarter financial results reflect the stability and strength of our Central California banking franchise and the lower corporate tax rates enacted last year,” stated Martin E. Plourd, President and Chief Executive Officer.  “We are pleased with these results as they demonstrate the continued successful execution of our strategic expansion within our three county footprint.  These expansion initiatives position the bank to provide an unparalleled service delivery experience.”

Third Quarter 2018 Financial Highlights

  Net income increased 52.4% to $2.4 million, or $0.27 per diluted share, in 3Q18, compared to $1.6 million, or $0.18 per diluted share in 3Q17.
  Return on average common equity improved to 12.57%, up from 10.26% for 2Q18 and 8.88% for 3Q17.
  Return on average assets increased to 1.08%, up from 0.90% for 2Q18 and 0.78% for 3Q17.
  Total deposits increased to $719.9 million at September 30, 2018, compared to $702.6 million at June 30, 2018, and increased $22.8 million, or 3.3% compared to $697.2 million at September 30, 2017.
  Core deposits which include non-interest bearing checking, interest bearing checking, money market, savings and retail certificates of deposit increased to $508.0 million at September 30, 2018, compared to $500.2 million at June 30, 2018 and $476.2 million at September 30, 2018.
  Total loans were $753.7 million at September 30, 2018, compared to $759.9 million at June 30, 2018, and increased $31.1 million compared to $722.7 million at September 30, 2017.
  Net interest margin for 3Q18 was 4.02%, compared to 4.06% for 2Q18 and 4.27% for 3Q17.
  Book value per common share increased to $9.13 at September 30, 2018, compared to $8.90 at June 30, 2018 and $8.54 at September 30, 2017.
  The Bank continues to be well-capitalized per banking regulations with its total capital ratio at 10.79%, its Tier 1 capital ratio at 9.64% and Tier 1 leverage ratio at 8.23% at September 30, 2018.

Income Statement

Third quarter net interest income increased to $8.6 million, compared to $8.3 million in 2Q2018 and $8.4 million in 3Q17.  During the first nine months of 2018, net interest income increased to $25.3 million, compared to $24.2 million in the first nine months of 2017.

Non-interest income was $641,000 in 3Q18, compared to $688,000 in 2Q18 and $716,000 in 3Q17.  In the first nine months of 2018, non-interest income was $2.0 million, compared to $2.1 million in the first nine months of 2017.

“Our net interest margin continued to compress during the third quarter as a result of the flat yield curve and increased competition for core deposits in our markets,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.  “Margin is expected to continue compressing throughout the cycle until rates stabilize.”  Third quarter net interest margin was 4.02% compared to 4.06% in 2Q18 and 4.27% in 3Q17.  In the first nine months of the year, net interest margin was 4.11% compared to 4.36% in the first nine months a year ago.

Non-interest expenses totaled $6.4 million in 3Q18, which was unchanged compared to a year ago.  Non-interest expenses totaled $6.3 million in 2Q18.  In the first nine months of 2018, non-interest expenses totaled $19.2 million, compared to $18.3 million in the first nine months of 2017.  This increase reflects increased salary, employee benefits and occupancy costs as the result of the bank’s expansion.

Balance Sheet

Total loans were $753.7 million at September 30, 2018, compared to $759.9 million at June 30, 2018, and increased $31.1 million compared to $722.7 million at September 30, 2017.  “While total loans declined slightly during the third quarter, they were negatively impacted by the payoff of two large commercial real estate loans totaling $14.5 million.  Manufactured housing, commercial real estate and commercial loan categories experienced the most growth during the past year,” said Plourd.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 2.7% from year ago levels to $353.1 million at September 30, 2018 and comprise 46.9% of the total loan portfolio.  Manufactured housing loans were up 10.8% from year ago levels to $240.0 million and represent 31.8% of total loans.  Commercial loans increased 6.1% from year ago levels to $119.3 million and represent 15.8% of the total loan portfolio.

Total deposits increased to $719.9 million at September 30, 2018, compared to $702.6 million at June 30, 2018, and increased $22.8 million, or 3.3% compared to $697.2 million at September 30, 2017.

Total assets were $854.7 million at September 30, 2018, compared to $865.1 million at June 30, 2018 and increased $25.6 million, or 3.1%, compared to $829.2 million at September 30, 2017.  Stockholders’ equity improved to $75.6 million at September 30, 2018, compared to $73.4 million at June 30, 2018, and $69.8 million at September 30, 2017.  Book value per common share was $9.13 at September 30, 2018, compared to $8.90 at June 30, 2018, and $8.54 at September 30, 2017.

Credit Quality

“Credit quality remained strong during the third quarter with net nonaccrual loans down to 0.50% of total loans, net recoveries of $94,000 and no foreclosed assets remaining on the books,” said Thompson.  The provision for 3Q2018 was a credit of $197,000 compared to a provision for loan losses of $117,000 in 2Q18 and a provision for loan losses of $159,000 in 3Q17.  The allowance for loan losses was $8.5 million at September 30, 2018, or 1.21% of total loans held for investment, compared to 1.22% at June 30, 2018, and 1.25% a year ago.  Net nonaccrual loans were $3.8 million at September 30, 2018, compared to $3.7 million at June 30, 2017, and $1.8 million at September 30, 2017.

Of the $3.8 million in net nonaccrual loans, $2.3 million were commercial loans primarily from one relationship and not systemic to the portfolio, $527,000 were commercial agricultural loans, $292,000 were manufactured housing loans, $203,000 were home equity loans, $165,000 was one single-family real estate loan, $155,000 were SBA 7A loans and $107,000 was one commercial real estate loans.

There were no other assets acquired through foreclosure as of September 30, 2018.  This compares to other assets acquired through foreclosure of $213,000 three months earlier and $486,000 a year ago.

Cash Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.05 per common share, payable November 30, 2018 to common shareholders of record on November 15, 2018.  The current annualized yield, based on the closing price of CWBC shares of $12.00 on September 28, 2018, was 1.7%.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has eight full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo, Oxnard and Paso Robles.  The principal business activities of the Company are Relationship banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2018, Community West was awarded a “Premier” rating by The Findley Reports.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017

Interest income
Loans, including fees	$10,612	$10,020	$9,340	$30,283	$26,570
Investment securities and other	589	381	355	1,307	894
Total interest income	11,201	10,401	9,695	31,590	27,464
Interest expense
Deposits	2,222	1,708	1,185	5,373	2,984
Other borrowings	351	382	134	928	294
Total interest expense	2,573	2,090	1,319	6,301	3,278
Net interest income	8,628	8,311	8,376	25,289	24,186
Provision (credit) for loan losses	(197)	117	159	(224)	423
Net interest income after provision for loan losses	8,825	8,194	8,217	25,513	23,763
Non-interest income
Other loan fees	379	323	354	998	999
Document processing fees	120	130	146	367	430
Service charges	113	122	118	351	326
Other	29	113	98	252	299
Total non-interest income	641	688	716	1,968	2,054
Non-interest expenses
Salaries and employee benefits	4,147	4,042	3,839	12,338	11,566
Occupancy, net	778	741	754	2,303	2,085
Professional services	326	301	281	931	759
Data processing	201	206	192	619	525
Depreciation	199	186	168	552	519
FDIC assessment	169	164	172	547	461
Advertising and marketing	154	163	137	487	488
Stock-based compensation	81	87	283	284	454
Other	347	367	561	1,131	1,460
Total non-interest expenses	6,402	6,257	6,387	19,192	18,317
Income before provision for income taxes	3,064	2,625	2,546	8,289	7,500
Provision for income taxes	695	758	992	2,239	3,034
Net income	$2,369	$1,867	$1,554	$6,050	$4,466
Earnings per share:
Basic	$0.29	$0.23	$0.19	$0.73	$0.55
Diluted	$0.27	$0.21	$0.18	$0.69	$0.52

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30,	June 30,	September 30,	December 31,
	2018	2018	2017	2017

Cash and cash equivalents	$2,317	$3,385	$2,356	$3,651
Time and interest-earning deposits in other financial institutions	45,436	50,977	49,215	42,218
Investment securities	33,421	33,720	38,117	36,348
Loans:
Commercial	119,270	118,263	112,399	111,459
Commercial real estate	353,136	364,679	343,770	354,617
SBA	21,057	22,724	30,944	26,219
Manufactured housing	240,010	234,598	216,572	223,115
Single family real estate	11,153	10,682	10,022	10,346
HELOC	9,446	9,502	9,656	9,422
Other	(331)	(558)	(668)	(569)
Total loans	753,741	759,890	722,695	734,609

Loans, net
Held for sale	50,944	52,886	58,561	55,094
Held for investment	702,797	707,004	664,134	679,515
Less: Allowance for loan losses	(8,519)	(8,622)	(8,312)	(8,420)
Net held for investment	694,278	698,382	655,822	671,095
NET LOANS	745,222	751,268	714,383	726,189

Other assets	28,313	25,777	25,079	24,909

TOTAL ASSETS	$854,709	$865,127	$829,150	$833,315

Deposits
Non-interest-bearing demand	$105,580	$107,168	$116,170	$108,500
Interest-bearing demand	267,046	260,708	266,835	256,717
Savings	14,385	14,515	14,619	14,085
Certificates of deposit ($250,000 or more)	92,934	88,752	81,160	81,985
Other certificates of deposit	239,997	231,460	218,370	238,397
Total deposits	719,942	702,603	697,154	699,684
Other borrowings	50,000	81,843	55,843	56,843
Other liabilities	9,210	7,233	6,387	6,718
TOTAL LIABILITIES	779,152	791,679	759,384	763,245

Stockholders' equity	75,557	73,448	69,766	70,070

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$854,709	$865,127	$829,150	$833,315

Shares outstanding	8,275	8,254	8,169	8,193

Book value per common share	$9.13	$8.90	$8.54	$8.55

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended
PERFORMANCE MEASURES AND RATIOS	Sep. 30, 2018	Jun. 30, 2018	Sep. 30, 2017
Return on average common equity	12.57%	10.26%	8.88%
Return on average assets	1.08%	0.90%	0.78%
Efficiency ratio	69.07%	69.53%	70.25%
Net interest margin	4.02%	4.06%	4.27%

	Three Months Ended	Three Months Ended	Three Months Ended
AVERAGE BALANCES	Sep. 30, 2018	Jun. 30, 2018	Sep. 30, 2017
Average assets	$867,174	$836,394	$792,279
Average earning assets	852,083	820,854	778,412
Average total loans	755,146	750,575	708,244
Average deposits	734,391	704,251	687,794
Average common equity	74,799	72,993	69,438

EQUITY ANALYSIS	Sep. 30, 2018	Jun. 30, 2018	Sep. 30, 2017
Total common equity	$75,557	$73,448	$69,766
Common stock outstanding	8,275	8,254	8,169

Book value per common share	$9.13	$8.90	$8.54

ASSET QUALITY	Sep. 30, 2018	Jun. 30, 2018	Sep. 30, 2017
Nonaccrual loans, net	$3,755	$3,704	$1,837
Nonaccrual loans, net/total loans	0.50%	0.49%	0.25%
Other assets acquired through foreclosure, net	$-	$213	$486

Nonaccrual loans plus other assets acquired through foreclosure, net	$3,755	$3,917	$2,323
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.44%	0.45%	0.28%
Net loan (recoveries)/charge-offs in the quarter	$(94)	$(47)	$(159)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01%)	(0.01%)	(0.02%)

Allowance for loan losses	$8,519	$8,622	$8,312
Plus: Reserve for undisbursed loan commitments	80	97	96
Total allowance for credit losses	$8,599	$8,719	$8,408
Allowance for loan losses/total loans held for investment	1.21%	1.22%	1.25%
Allowance for loan losses/nonaccrual loans, net	226.87%	232.78%	452.48%

Community West Bank *
Tier 1 leverage ratio	8.23%	8.88%	8.90%
Tier 1 capital ratio	9.64%	10.11%	10.26%
Total capital ratio	10.79%	11.29%	11.48%

INTEREST SPREAD ANALYSIS	Sep. 30, 2018	Jun. 30, 2018	Sep. 30, 2017
Yield on total loans	5.58%	5.35%	5.23%
Yield on investments	3.77%	2.74%	2.60%
Yield on interest earning deposits	1.54%	1.49%	1.10%
Yield on earning assets	5.22%	5.08%	4.94%

Cost of interest-bearing deposits	1.41%	1.16%	0.44%
Cost of total deposits	1.20%	0.97%	0.68%
Cost of borrowings	2.79%	2.90%	1.79%
Cost of interest-bearing liabilities	1.51%	1.30%	0.87%

* Capital ratios are preliminary until the Call Report is filed.

Contact:                           Susan C. Thompson, EVP & CFO
                                         805.692.5821
                                         www.communitywestbank.com